MGT Capital Investments, Inc. Announces Intent to Pay Off its Notes Ahead of December 2013 Maturity

HARRISON, N.Y. - October 8, 2012: MGT Capital Investments, Inc. (NYSE-MKT: MGT.BC), announced that on October 6, 2012, it entered into a binding exchange agreement with the holders of its Convertible Notes. On Closing, the Company will have repaid the entire $3.5 million issue at face value with $3.5 million in cash plus 100,000 shares of MGT restricted common stock. Closing is expected at 10:00 AM, EDT on October 9, 2012, and no later than October 10, 2012, at which time, MGT will be debt-free.

About MGT Capital Investments, Inc.

MGT and its subsidiaries are engaged in the business of monetizing intellectual property.

MGT Gaming, Inc., a majority-owned subsidiary, owns intellectual property relating to casino gaming systems, and has plans to enforce its property rights against possible infringers.

In addition, the Company owns a majority interest in Medicsight, Ltd, a medical technology company with patent ownership, as well as operations in imaging software and hardware devices. The company’s computer-aided detection software assists radiologists with detection of colorectal polyps, and has received regulatory approvals including CE Mark and U. S. FDA clearance.

Forward Looking Statements

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." MGT's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact:

MGT Capital Investments, Inc.

Robert Ladd, President and Chief Executive Officer

(914) 630-7430

rladd@mgtci.com

Robert Traversa, Chief Financial Officer

(914) 630-7431

rtraversa@mgtci.com